QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

NEW PLAN EXCEL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
OF
7.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Pursuant to Section 2-208(b) of the
Maryland General Corporation Law

        New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to the authority conferred upon the Board of Directors by Article V of the Corporation's Articles of Incorporation (the "Charter") and in accordance with Section 2-208(b) of the Maryland General Corporation Law, the Board of Directors has adopted resolutions (i) classifying and designating a separate class of authorized but unissued Preferred Stock of the Corporation to consist of not more than 805,000 shares, (ii) authorizing the issuance of up to 805,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock, and (iii) pursuant to the powers contained in the Bylaws of the Corporation and the Maryland General Corporation Law, appointing a pricing committee of the Board of Directors (the "Committee"), and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating and setting of the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such class of Preferred Stock to be issued and the price and other terms and conditions upon which shares of such class of Preferred Stock are to be offered, sold and issued.

        SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has duly adopted resolutions designating the aforesaid class of Preferred Stock as "7.625% Series E Cumulative Redeemable Preferred Stock," setting forth the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such 7.625% Series E Cumulative Redeemable Preferred Stock and the price and other terms and conditions upon which shares of 7.625% Series E Cumulative Redeemable Preferred Stock are to be offered, sold and issued.

        THIRD: The class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designations, powers, preferences and relative, participating, optional or other special rights, and the following qualifications, limitations and restrictions:

        Section 1.    Number of Shares and Designation.

        The shares of such series shall be designated "7.625% Series E Cumulative Redeemable Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting such series shall be eight hundred five thousand (805,000). The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series E Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on beneficial and constructive ownership of the Corporation's capital stock.

        Section 2.    Definitions.

        "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series E Preferred Stock.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        "Charitable Beneficiary" shall have the meaning set forth in Article VII of the Charter.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Corporation.

        "Dividend Payment Date" shall mean, with respect to each Dividend Period, the fifteenth day of January, April, July and October of each year, commencing on July 15, 2003.

        "Dividend Period" shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003).

        "Dividend Record Date" shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

        "Equity Stock" shall have the meaning set forth in Article VII of the Charter.

        "Original Issue Date" shall mean April 21, 2003.

        "Ownership Limit" shall have the meaning set forth in Article VII of the Charter.

        "Parity Preferred" shall have the meaning set forth in Section 6 hereof.

        "Preferred Directors" shall have the meaning set forth in Section 6 hereof.

        "Preferred Dividend Default" shall have the meaning set forth in Section 6 hereof.

        "Series B Preferred Stock" shall mean the 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

        "Series D Preferred Stock" shall mean the 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock, par value $.01 per share, of the Corporation.

        "Trust" shall mean the trust created pursuant to Article VII, Section 3 of the Charter.

        "Trustee" shall have the meaning set forth in Article VII of the Charter.

        Section 3.    Dividends and Distributions.

        (a)  Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock as to dividends, the holders of the Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $250.00 liquidation preference per share of the Series E Preferred Stock (equivalent to the annual rate of $19.0625 per share of the Series E Preferred Stock). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing July 15, 2003; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial partial dividend payable on the Series E Preferred Stock will be $3.7066 per share. The amount of any dividend payable on the Series E Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series E Preferred Stock for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date.

        (b)  No dividends on the Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

        (c)  Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

        (d)  Except as provided in Section 3(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter), unless full cumulative dividends on the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

        (e)  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on a parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on a parity with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

        (f)    Holders of shares of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided herein. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

        (g)  If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the "Capital Gains Amount") of the total distributions (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series E Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

        Section 4.    Liquidation Preference.

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to liquidation rights, junior to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $250.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and each such other class or series of shares of capital stock ranking, as to liquidation rights, on a parity with the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

        Section 5.    Redemption.

        (a)  Shares of Series E Preferred Stock shall not be redeemable prior to April 21, 2008. However, in order to ensure that the Corporation remains qualified as a real estate investment trust ("REIT") for United States federal income tax purposes, the Series E Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series E Preferred Stock owned by a stockholder in excess of the Ownership Limit shall automatically be transferred to the Trustee in his or its capacity as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries and the Corporation shall have the right to purchase shares of Series E Preferred Stock, as provided in Article VII of the Charter.

        (b)  On or after April 21, 2008, the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation that will not result in a violation of the Ownership Limit. Holders of Series E Preferred Stock to be redeemed shall surrender such Series E Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $250.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series E Preferred Stock has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Corporation in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends shall cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Corporation's right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series E Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

        (c)  In the event of any redemption of the Series E Preferred Stock pursuant to Article VII (or any similar provision) of the Charter in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made on the terms and subject to the conditions set forth in Article VII of the Charter and in accordance with the further terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Corporation calls for redemption any shares of Series E Preferred Stock pursuant to and in accordance with such provisions of Article VII of the Charter and this Section 5(c), then, anything in the Charter to the contrary notwithstanding, the redemption price for such shares will be an amount in cash equal to $250.00 per share together with all accrued and unpaid dividends to and including the date fixed for redemption. Anything in these Articles Supplementary to the contrary notwithstanding, the provisions of this Section 5(c) shall apply only to the redemption of Series E Preferred Stock pursuant to Article VII (or any similar provisions) of the Charter and not to any other purchase or acquisition of shares of Series E Preferred Stock.

        (d)  Unless full cumulative dividends on all Series E Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series E Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series E Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series E Preferred Stock by the Corporation in accordance with the terms of Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

        (e)  Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series E Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series E Preferred Stock are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Series E Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

        (f)    If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series E Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series E Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to an including the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

        (g)  All shares of the Series E Preferred Stock redeemed or repurchased pursuant to this Section 5 shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

        (h)  The Series E Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series E Preferred Stock owned by a stockholder in excess of the Ownership Limit shall be subject to the provisions of this Section 5 and Article VII of the Charter.

        Section 6.    Voting Rights.

        (a)  Holders of the Series E Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

        (b)  Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series E Preferred Stock (voting as a single class with all other classes or series of parity preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Directors") at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series E Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors. If and when all accumulated dividends shall have been paid on such Series E Preferred Stock and all classes or series of Parity Preferred, the right of the holders of Series E Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

        (c)  So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series E Preferred Stock and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series E Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the amount of the authorized Series E Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of Series E Preferred Stock or any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        (d)  The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

        (e)  In any matter in which the Series E Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

        Section 7.    Conversion.

        The shares of Series E Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

        Section 8.    Ranking.

        In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series E Preferred Stock shall rank (i) senior to the Corporation's Common Stock and to any other class or series of capital stock of the Corporation other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with the Corporation's outstanding Series B Preferred Stock and Series D Preferred Stock and any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. For avoidance of doubt, debt securities of the Corporation which are convertible into or exchangeable for shares of capital stock of the Corporation shall not constitute a class or series of capital stock of the Corporation.

        Section 9.    Restrictions on Transfer, Acquisition and Redemption of Shares.

        The Series E Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Corporation's Charter applicable to Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Equity Stock; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Equity Stock shall also be applied to the Series E Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit to the Series E Preferred Stock the applicability of any other term or provision of the Charter. In addition to the legend contemplated by Article VII, Section 11 of the Charter, each certificate for Series E Preferred Stock shall bear substantially the following legend:

          "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Maryland General Corporation Law with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series or classes, (i) the difference in the relative rights and preferences between the shares of each series and class to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series and classes. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

        Section 10.    Exclusion of Other Rights.

        The Series E Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

        Section 11.    Headings of Subdivisions.

        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        Section 12.    Severability of Provisions.

        If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series E Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

        Section 13.    No Preemptive Rights.

        No holder of Series E Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and General Counsel and attested to by its Assistant Secretary on this 10th day of April 2003.

NEW PLAN EXCEL REALTY TRUST, INC.
/s/ STEVEN F. SIEGEL Steven F. Siegel Executive Vice President and General Counsel
[SEAL]
ATTEST:
/s/ JOEL CRYSTAL Joel Crystal Assistant Secretary

        THE UNDERSIGNED, Executive Vice President and General Counsel of New Plan Excel Realty Trust, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ STEVEN F. SIEGEL Steven F. Siegel Executive Vice President and General Counsel

QuickLinks

  Exhibit 4.1
NEW PLAN EXCEL REALTY TRUST, INC. ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF 7.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK